EXHIBIT 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of an Amendment to the Statement on Schedule 13D with respect to the Common Stock of CSS Industries, Inc. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: March 2, 2020

RIBS CAPITAL, LLC
By: Purple Stream LLC, as Managing Member

By:	/s/ Richard A. Bernstein
Name:	Richard A. Bernstein
Title:	Manager

PURPLE STREAM LLC

By:	/s/ Richard A. Bernstein
Name:	Richard A. Bernstein
Title:	Manager

RICHARD A. BERNSTEIN

/s/ Richard A. Bernstein

ANDREW SIEGEL

/s/ Andrew Siegel